PRES RELEASE                             LIFE SCIENCES RESEARCH, INC.
                                         (OTCBB:LSRI)
                                         PO Box 2360
                                         Mettlers Road
                                         East Millstone, NJ 08875-2360

                                         For Further Information:
                                         Richard Michaelson
                                         Phone: US: (732) 649-9961
                                         e-mail: LifeSciencesResearch@LSRinc.net


July 31, 2002

                      LSR ANNOUNCES SECOND QUARTER RESULTS


East Millstone, New Jersey, July 31, 2002 - Life Sciences Research, Inc. (OTCBB:LSRI) announced today that revenues for the quarter ended June 30, 2002 were $28.6 million, 19% above the revenues for same period in the prior year of $24.0 million. The Company reported net income for the quarter ended June 30, 2002 of $2.9 million, compared with a net loss of $1.7 million for the quarter ended June 30, 2001. Net income per share for the quarter ended June 30, 2002 was $0.24 compared with a net loss of $0.28 in the quarter ended June 30, 2001. Net income included non-cash exchange gains on the conversion of the Company's dollar denominated liabilities including bonds into UK sterling of $3.3 million compared to exchange losses in the same period last year of $0.3 million. Excluding that non-cash currency gain, Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") was $3.2 million for the second quarter, or 11.2% of revenues, compared with $1.6 million, or 6.7% of revenues, for the same period in the prior year.

Revenues for the six months ended June 30, 2002 at $54.7 million were 17% above the revenues for the same period in the prior year of $46.7 million. The Company reported a net loss for the six months ended June 30, 2002 of $0.4 million compared with a net loss of $6.0 million in the six months ended June 30, 2001. The loss per share for the six months ended June 30, 2002 was $0.04 compared with a loss of $1.02 in the six months ended June 30, 2001. EBITDA was $3.6 million for the first half of the year, or 6.6% of revenues, compared with $1.3 million, or 2.8% of revenues, for the same period in the prior year.

Brian Cass, LSR's President and Managing Director said "We established a positive momentum during 2001 and this is being sustained as we progress through 2002. Our business has shown excellent improvement on all of our key measurements this quarter, with meaningful growth in revenues, margins, and new orders. Positive cash flow resulted from strong operating results and improvements in working capital. We're enjoying a historic level of backlog, and a market for pre-clinical CRO services that is very buoyant at the moment and looks set to continue."

Andrew Baker, LSR's Chairman and CEO, said "We're proud of the excellent operating results LSR achieved in the quarter, an important step towards the results that have historically been achieved by this Company and others in our industry. We are encouraged by the support we're seeing for both our staff and Company. The record orders and backlog that we've seen in each of the past two quarters are the highest compliment we can be paid by our clients, and we are committed to continue working diligently to retain their confidence and respect. We're also pleased to see growing liquidity in our stock on the US trading markets, further convincing us of the valuable benefits of our new structure."

Life Sciences  Research,  Inc. is one of the world's leading  Contract  Research
Organizations providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

This announcement contains statements that may be forward-looking as defined by the USA's Private Securities Litigation Reform Act of 1995. These statements are based largely on LSR's expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR's control, as more fully described in LSR's Registration Statement on Form S-1, dated July 12, 2002, and the Company's Form 10-K for the fiscal year ended December 31, 2001, each as filed with the US Securities and Exchange Commission.


                              - tables to follow -


                           Life Sciences Research Inc.
                             Statement of Operations
                  (amounts in thousands, except per share data)

                                    Unaudited


                                                            Three months ended                 Six months ended
                                                                 June 30                           June 30
                                                               2002             2001             2002            2001
Net revenues                                                $28,590          $24,012          $54,725         $46,701
Cost of revenue                                            (23,120)         (20,454)         (44,766)        (41,369)
                                                      --------------    -------------
                                                      --------------    -------------    -------------     -----------
Gross profit                                                  5,470            3,558            9,959           5,332
Selling and administrative expenses                         (4,324)          (4,178)          (8,626)         (8,184)
Other operating (expense)/income                               (14)              169          (1,531)             (5)
                                                      --------------    -------------    -------------     -----------
Operating income/(loss)                                       1,132            (451)            (198)         (2,857)
Interest income                                                  27               36               33              75
Interest expense                                            (1,524)          (1,616)          (3,151)         (3,284)
Other income/(loss)                                           3,255            (346)            2,149         (2,417)
                                                      --------------    -------------
                                                                                         -------------     -----------
Income/(loss) before income taxes                             2,890          (2,377)          (1,167)         (8,483)
Income tax benefit                                               26              705              768           2,475

                                                      --------------    -------------    -------------     -----------
Net income/(loss)                                            $2,916         $(1,672)           $(399)        $(6,008)
                                                      --------------    -------------    ------------     -----------
Income/(loss) per common share
- Basic         ($)                                            0.24           (0.28)           (0.04)          (1.02)
- Diluted       ($)                                            0.24           (0.28)           (0.04)          (1.02)

Weighted average common shares outstanding
- Basic                                                      11,932            5,870            9,428           5,867
- Diluted                                                    12,053            5,870            9,428           5,867



                           Life Sciences Research Inc.
                                  Balance Sheet
                             (amounts in thousands)

                                    Unaudited

                                                                       June 30,       December 31,
                                                                           2002               2001
ASSETS
Current assets:
Cash and cash equivalents                                                $9,282             $2,240
Accounts receivable net of allowance of $58 (2001: $124)                 20,363             18,257
Unbilled receivables                                                     11,262             13,920
Inventories                                                               1,605              1,275
Prepaid expenses and other                                                4,098              2,777
Deferred income taxes                                                         -                 73
                                                                   -------------     --------------
Total current assets                                                     46,610             38,542
                                                                   -------------     --------------

Property and equipment: net                                              91,698             90,353
                                                                   -------------     --------------

Investments                                                                 228                202
Unamortized capital bonds issue costs                                       643                691
Deferred income taxes                                                     4,992              4,176
                                                                   -------------     --------------
Total assets                                                           $144,171           $133,964
                                                                   -------------     --------------
                                                                   -------------     --------------

LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable                                                        $10,315             $9,899
Accrued payroll and other benefits                                        1,486              2,323
Accrued expenses and other liabilities                                    9,191             10,336
Fees invoiced in advance                                                 22,488             17,722
Short-term borrowings                                                       146                158
                                                                   -------------     --------------
Total current liabilities                                                43,626             40,438
                                                                   -------------     --------------
Long-term debt                                                           87,015             59,302
Related party loans                                                         552             28,821
Other long-term liabilities                                                  26                174
Deferred income taxes                                                    10,144              9,953
                                                                   -------------     --------------
Total liabilities                                                       141,363            138,688
                                                                   -------------     --------------
Commitments and contingencies                                                 -                  -
Shareholders' equity/(deficit)
Voting Common Stock, $0.01 par value
Authorized at June 30, 2002, 50,000,000
(December 31, 2001, 50,000,000) Issued
and outstanding at June 30, 2002, 11,032,338
(December 31, 2001, 5,870,305)                                              105                 59
Non-Voting Common Stock, $0.01 par value
Authorized at June 30, 2002, 5,000,000
(December 31, 2001, 5,000,000)
Issued and outstanding at June 30, 2002, 900,000
December 31, 2001, Nil)                                                       9                  -
Preferred Stock, $0.01 par value
Authorized at June 30, 2002 5,000,000
(December 31, 2001, 5,000,000) Issued and
outstanding at June 30, 2002, Nil (December 31, 2001, Nil)
Paid in capital                                                          74,303             66,035
Foreign currency translation adjustments                                (4,752)            (4,360)
Accumulated deficit                                                    (66,857)           (66,458)
                                                                   -------------     --------------
                                                                   -------------     --------------
Total shareholders' equity/(deficit)                                      2,808            (4,724)
                                                                   -------------     --------------
                                                                   -------------     --------------
Total liabilities and shareholders' equity/(deficit)                   $144,171           $133,964
                                                                   -------------     --------------

